Exhibit (d)(3)(vi)

                          CDC NVEST STAR ADVISERS FUND
                  Amendment No. 1 to the Subadvisory Agreement
                        (Loomis, Sayles & Company, L.P.)

                                  June 1, 2001

     Pursuant to Section 11 of the Subadvisory Agreement (the "Agreement") dated October 30, 2000 among CDC Nvest Funds Trust I, with respect to its CDC Nvest Star Advisers Fund series (the "Series"), CDC IXIS Asset Management Advisers, L.P. (the "Manager", formerly Nvest Funds Management, L.P.) and Loomis, Sayles & Company, L.P. (the "Subadviser"), the Agreement is hereby amended by deleting
Section 7 in its entirety and replacing it with the following:

7. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Subadviser shall be paid at the annual rate of 0.550% of the first $50 million of its Segment's average daily net assets, 0.500% of the next $200 million of its Segment's average daily net assets, 0.475% of the next $250 million of its Segment's average daily net assets and 0.450% of its Segment's average daily net assets in excess of $500 million. Such compensation shall be paid by the Trust (except to the extent that the Trust, the Subadviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement.


CDC IXIS ASSET MANAGEMENT ADVISERS, L.P.
By: CDC IXIS Asset Management Distribution Corporation, its general partner

By: /s/ John T. Hailer
    ------------------
Name:  John T. Hailer
Title: President


LOOMIS, SAYLES & COMPANY, L.P.
By: Loomis, Sayles & Company, Inc., its general partner

By: /s/ Mark W. Holland
    -------------------
Name:  Mark W. Holland
Title: Vice President & Director


CDC NVEST FUNDS TRUST I
On behalf of its CDC Nvest Star Advisers Fund series

By: /s/ John T. Hailer
    ------------------
Name:  John T. Hailer
Title: President